Exhibit 99.10

COMPANY REPRESENTATION LETTER UNDER ITEM 8.A.4 OF FORM 20-F

LZ Technology Holdings Limited, a foreign private issuer and an exempted company incorporated under the laws of the Cayman Islands (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2024, a Registration Statement on Amendment No. 1 to Form F-1 (the “Registration Statement”), relating to a proposed initial public offering (“IPO”) of the Company’s Class B ordinary shares. This representation letter is attached as an exhibit to the Registration Statement.

The Registration Statement currently contains audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021 and unaudited interim consolidated financial statements for the six months ended June 30, 2023 and 2022, each prepared in accordance with accounting principles generally accepted in the United States (collectively, the “Financial Statements”). Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

As of the filing date of the Registration Statement and the anticipated time of effectiveness of the Registration Statement, the audited consolidated financial statements included in the Registration Statement will be more than twelve months old, but less than fifteen months old. As such, the Company is providing this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that a “company may comply with only the 15-month requirement in Item 8.A.4 if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

We hereby represent to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement or from the date of effectiveness of the Registration Statement.

2.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

If you have any questions or comments regarding the information in this letter, please contact Kevin Sun of Bevilacqua PLLC, our U.S. counsel, (202) 869-0888 (ext. 101).

Very truly yours,

LZ Technology Holdings Limited

/s/ Runzhe Zhang
Runzhe Zhang
Chief Executive Officer